Exhibit 99.1

REDWOOD TRUST ANNOUNCES DIVIDEND INCREASE OF 9.5% TO $0.23 PER SHARE FOR THE Fourth QUARTER OF 2021

MILL VALLEY, CA – Tuesday, December 07, 2021 /PRNewswire/ – Redwood Trust, Inc. (NYSE: RWT), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors authorized a 9.5% increase in the company's quarterly common stock dividend to $0.23 per share for the fourth quarter of 2021, up from $0.21 per share for the third quarter of 2021. This is the company's 90th consecutive quarterly dividend. The fourth quarter 2021 dividend is payable on December 28, 2021 to stockholders of record on December 17, 2021.

"We are pleased to close out this transformative year with our fourth consecutive quarterly dividend increase for 2021. Our dividend is reflective of our commitment to deliver long-term, sustainable value for our shareholders," said Christopher J. Abate, Chief Executive Officer of Redwood Trust.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed, and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

CONTACT

Investor Relations

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com

Media Relations

Sard Verbinnen & Co

Email: Redwood-SVC@sardverb.com

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